ARTICLES OF INCORPORATION

                                     OF

                   PACIFIC AEROSPACE & ELECTRONICS, INC.


                                 ARTICLE I

                                    Name

   The name of this Corporation is Pacific Aerospace & Electronics, Inc.

                                 ARTICLE II

                               Capital Stock

     A. Authorized Capital. This Corporation is authorized to issue a total of one hundred five million (105,000,000) shares, $.001 par value per share, consisting of one hundred million (100,000,000) shares to be designated "Common Stock" and five million (5,000,000) shares to be designated "Preferred Stock." Subject to any rights expressly granted to Preferred Stock issued pursuant to Paragraph B of this Article, the Common Stock shall have all the rights ordinarily associated with common shares, including but not limited to general voting rights, general rights to dividends, and liquidation rights. The Preferred Stock shall have the rights and preferences described in Paragraph B of this Article or in any resolution of the Board of Directors adopted pursuant to Paragraph B.

     B. Issuance of Preferred Stock in Series. The Preferred Stock may be issued from time to time in one or more series in any manner permitted by law and these Articles of Incorporation, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for its issuance, prior to the issuance of any shares thereof. The Board of Directors shall have the authority to fix and determine, subject to the provisions hereof, the rights and preferences of the shares of any series so established. Unless otherwise provided in the resolution establishing a series of shares of Preferred Stock, prior to the issuance of any shares of a series so established or to be established, the Board of Directors may by resolution amend the relative rights and preferences of the shares of such series, and, after the issuance of shares of a series whose number has been designated by the Board of Directors, the resolution establishing the series may be amended by the Board of Directors to decrease (but not below the number of shares of such series then outstanding) the number of shares of that series.

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                                ARTICLE III

                            No Preemptive Rights

     Except as may otherwise be provided by the Board of Directors, no holder of any shares of this Corporation shall have any preemptive right to purchase, subscribe for or otherwise acquire any securities of this Corporation of any class or kind now or hereafter authorized.

                                 ARTICLE IV

                            Number of Directors

     This Corporation shall have at least one director, the actual number to be fixed in accordance with the Bylaws.

                                 ARTICLE V

                            No Cumulative Voting

     There shall be no cumulative voting of shares in this Corporation.

                                 ARTICLE VI

             Shareholder Voting on Significant Corporate Action

     Any corporate action for which the Washington Business Corporation Act, as then in effect, would otherwise require approval by either a two-thirds vote of the shareholders of this Corporation or by a two-thirds vote of one or more voting groups shall be deemed approved by the shareholders or the voting group(s) if it is approved by the affirmative vote of the holders of a majority of shares entitled to vote or, if approval by voting groups is required, by the holders of a majority of shares within each voting group entitled to vote separately. Notwithstanding this Article, effect shall be given to any other provision of these Articles that specifically requires a greater vote for approval of any particular corporate action.

                                ARTICLE VII

                      Limitation on Director Liability

     To the fullest extent permitted by Washington law, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for his or her conduct as a director. Any amendment to or repeal of this Article shall not adversely affect any right of a director of this Corporation hereunder with respect to any acts or omissions of the director occurring prior to amendment or repeal.

                                ARTICLE VIII

                        Indemnification of Directors

     To the fullest extent permitted by its Bylaws and Washington law, this Corporation is authorized to indemnify any of its directors and officers. The Board of Directors shall be entitled to determine the terms of indemnification, including advance of expenses, and to give effect thereto through the adoption of Bylaws, approval of agreements, or by any other manner approved by the Board of Directors. Any amendment to or repeal of this Article shall not adversely affect any right of an individual with respect to any right to indemnification arising prior to such amendment or repeal.

                                 ARTICLE IX

                   Registered Office and Registered Agent

     A. The first registered agent of this Corporation in the State of Washington is JGB Service Corporation.

     B. The street address of the first registered agent at the registered office of this Corporation in the State of Washington is One Union Square, Suite 3600, 600 University Street, Seattle, WA 98101.

                                 ARTICLE X

                                Incorporator

     The name and address of the incorporator are as follows:


          Donald A. Wright
          434 Olds Station Road
          Wenatchee, WA 98801


DATED: September 16, 1996.                        /s/ Donald A. Wright
                                                 ------------------------
                                                 Donald A. Wright
                                                 Incorporator

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                 CONSENT TO APPOINTMENT AS REGISTERED AGENT


     The undersigned hereby consents to serve as registered agent for Pacific Aerospace & Electronics, Inc. in the State of Washington.

     DATED this 17th day of September, 1996.

                                                  JGB SERVICE CORPORATION


                                                  By   /s/ Marishka Marten
                                                      -------------------------
                                                      Marishka Marten
                                                      Its Assistant Secretary

                                                  Address of Registered Agent:
                                                  One Union Square, Suite 3600
                                                  600 University Street
                                                  Seattle, WA 98101